EXHIBIT 23.1

PLS CPA, A Professional Corp. t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480 t E-MAIL changgpark@gmail.com t

February 20, 2018

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-K of Gain cities Limited of our report dated on February 16, 2018 on our audit of the financial statements of Gain Cities Limited as of November 30, 2017 and 2016, and the related statements of operations, stockholders’ equity and cash flows for the years then ended.

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board